R O B I N   S C H O E N   P U B L I C   R E L A T I O N S
       526 Penn Street Newtown, PA 18940 t: 215/504-2122 f: 215/504-2123
                          e-m: SCHOENPR@MINDSPRING.COM


For Immediate Release                     Contact:  Robin Schoen
November 2, 1999                                    215/504-2122


          DAVID B. SKINNER, MD JOINS MEDIX RESOURCES BOARD OF DIRECTORS
        Vice Chairman/President/CEO of New York Presbyterian Hospital and
                     New York Presbyterian Healthcare System
       Brings Considerable Experience to Rapidly Growing iHealth Software
                                Products Provider


Denver, CO -- John Prufeta, chief executive officer for Medix Resources, Inc. [OTCBB:MDIX], today announced the appointment of Dr. David B. Skinner, 64, to the firm's board of directors. Established in 1988 as a provider of medical personnel staffing, Medix provides Internet-based healthcare communication, data integration, and transaction software through the Cymedix.com product suite developed by its wholly-owned subsidiary Cymedix Lynx Corporation.

Skinner joins newly-appointed Medix board of directors members John T. Lane and Samuel H. Havens, and current members John P. Yeros, John R. Prufeta, Thomas Oberle, and Brian McLean, MD. Concurrent with the new appointments, Joel C. Newman, MD, and Douglas Stahl voluntarily resigned their board positions.

"Since completing the turnaround of The New York Hospital and its historic merger with the Presbyterian Hospital System, David Skinner has established himself and is recognized as one of the most accomplished executives in the healthcare industry. His addition to Medix's board of directors is a most significant milestone in the Company's development," stated Prufeta. "We are honored to have Dr. Skinner actively contributing his very substantial experience to Medix as we transition the company from its traditional focus of medical personnel staffing provider to provider of iHealth software products."

"With its Cymedix.com patent-pending, Internet-based software products, Medix is well-positioned to significantly enhance physician/medical facilities communications and efficiencies of healthcare-related transactions," stated Dr. Skinner. "I am delighted and excited by this great opportunity."

By combining The New York Hospital and Presbyterian Hospital, Dr. Skinner successfully led the largest merger of academic medical centers in history. As vice chairman, CEO, and president of New York Presbyterian Hospital and New York Presbyterian Healthcare System, Dr. Skinner presides over a far-reaching integrated delivery system encompassing 32 healthcare facilities, real estate holdings, and physician practices. He is also a professor of surgery at the Weill Medical College of Cornell University and at Columbia University College of Physicians and Surgeons, and an attending surgeon at New York Presbyterian Hospital.

Dr. Skinner has been awarded numerous honorary degrees, faculty appointments, corporate directorships, and domestic and international honors, awards, and prizes. He was professor of surgery at Johns Hopkins University School of Medicine, and professor and chairman of surgery at the University of Chicago, Pritzker School of Medicine. He is senior director for the American Board of Surgery, and director of Laboratory Corporation of America and Academic Medicine Development Corp. His many honors, prizes, and awards include the Austrian Cross of Honor for Science and Art First Class; the Officier (Chevalier), dans l'Ordre National du Merite, France; the Ellis Island Medal of Honor; and the Johns Hopkins Society of Scholars. He is the recipient of an Honorary Doctor of Medicine from the Technical University of Munich, Germany and the University of Lund, Sweden, and an Honorary Doctor of Science from the University of Rochester.

Dr. Skinner's clinical appointments include: visiting physician, The Rockefeller University Hospital; attending surgeon, North Shore University Hospital; and attending surgeon, New York Hospital Medical Center of Queens. He currently serves as director of the following hospital-related systems: NYH Health Plan, Inc.; New York Presbyterian Healthcare Network, Inc.; New York Presbyterian Fund, Inc.; The Executive Registry, Inc.; Royal Charter Properties-Westchester, Inc.; Royal Charter Properties-East, Inc.; and Royal Charter Properties, Inc.

Dr. Skinner holds a BA degree, with high distinction, from the University of Rochester and an MD degree, cum laude, from Yale University.

John Yeros, chairman of Medix' board of directors stated, "I want to thank Dr. Joel Newman and Doug Stahl for their service on the Company's board of directors. They provided valuable assistance to the development of the Company."

Denver-based Medix Resources provides skilled nursing, therapy, rehabilitation, and other medical personnel for flexible staffing in homes, and healthcare and educational facilities. Through Cymedix Lynx Corporation, a wholly-owned subsidiary based in Thousand Oaks, California, Medix offers Cymedix.com, a suite of fully-secure, patent-pending Internet communications software products, to the healthcare industry. Additional information about Medix Resources and its products and services can be found by visiting its web sites www.medixresources.com and www.cymedix.com or by calling 800/326-8773.

                                 # # #


"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release, which are not historical facts, contain forward-looking information with respect to plans, projections and/or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's Form 10-KSB for 1998, which was filed with the Securities and Exchange Commission on April 12, 1999, and its 1999 second quarter 10-QSB, which was filed with the Securities and Exchange Commission on August 11, 1999. This information is available from the SEC or the Company.